Exhibit 99.1

CBS AND MEDIA GENERAL SIGN DEAL

TO RENEW ALL AFFILIATION AGREEMENTS

Sept. 15, 2014 – CBS Corporation and Media General, Inc. today announced a comprehensive deal that renews all of Media General’s existing station affiliation agreements.

“We are excited to continue working with Media General to serve millions of viewers throughout the country,” said Ray Hopkins, President, Television Networks Distribution, CBS Corporation. “Nearly all of Media General’s CBS affiliates are #1 in their markets, and we are glad to see that they recognize the value our programming brings to their business.”

“We’re pleased to have signed long-term agreements for all of our CBS stations, covering 12 markets nationwide,” said George L. Mahoney, President and Chief Executive Officer of Media General. “These agreements strengthen our important partnership with CBS and enable us to continue providing our viewers with high-quality network programming.”

The agreement includes renewals for the following Media General affiliates: WRBL in Columbus, Ga.; WBTW in Florence, S.C.; WNCT in Greenville, N.C.; WHLT in Hattiesburg, Miss.; WJTV in Jackson, Miss.; WJHL-TV in Johnson City, Tenn.; KLFY in Lafayette, La.; WLNS-TV in Lansing, Mich.; WKRG-TV in Mobile, Ala.; KELO in Sioux Falls, S.D. (including its satellites KDLO in Florence, S.D. and KPLO in Reliance, S.D.); KCLO in Rapid City, S.D.; and WSPA-TV in Spartanburg, S.C.

About CBS Corporation

CBS Corporation (NYSE: CBS.A and CBS) is a mass media company that creates and distributes industry-leading content across a variety of platforms to audiences around the world. The Company has businesses with origins that date back to the dawn of the broadcasting age as well as new ventures that operate on the leading edge of media. CBS owns the most-watched television network in the U.S. and one of the world’s largest libraries of entertainment content, making its brand — “the Eye” — one of the most recognized in business. The Company’s operations span virtually every field of media and entertainment, including cable, publishing, radio, local TV, film, and interactive and socially responsible media. CBS’s businesses include CBS Television Network, The CW (a joint venture between CBS Corporation and Warner Bros. Entertainment), CBS Television Studios, CBS Global Distribution Group (CBS Studios International and CBS Television Distribution), CBS Consumer Products, CBS Home Entertainment, CBS Films, CBS Interactive, Showtime Networks, CBS Sports Network, TVGN (a joint venture between CBS Corporation and Lionsgate), Smithsonian Networks, Simon & Schuster, CBS Television Stations, CBS Radio and CBS EcoMedia. For more information, go to www.cbscorporation.com.

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About Media General

Media General, Inc. is a leading local television broadcasting and digital media company, providing top-rated news, information and entertainment in strong markets across the U.S. The company owns or operates 32 network-affiliated broadcast television stations and their associated digital media and mobile platforms, in 29 markets. These stations reach 17.2 million or nearly 15% of U.S. TV homes. Seventeen of the 32 stations are located in the top 75 designated market areas. Media General first entered the local television business in 1955 when it launched WFLA in Tampa, Florida as an NBC affiliate. The company subsequently expanded its station portfolio through acquisition. In November 2013, Media General and Young Broadcasting merged, combining Media General’s 18 stations and Young’s 13 stations.

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CBS Contacts:

Dana McClintock

212-975-1077

dlmcclintock@CBS.com

Shannon Jacobs

212-975-3161

sljacobs@cbs.com

Media General Contact:

Lou Anne Nabhan

804-887-5120
lnabhan@mediageneral.com